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                                                                   Exhibit 10.11


                               NANODYNAMICS, INC.

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT, effective as of May 1, 2007, is made by and between Allan Rothstein, an individual residing at 34 Sousa Drive, Sands Point, New York 11050 ("Consultant") and NanoDynamics, Inc., a Delaware corporation with its principal place of business at 901 Fuhrmann Boulevard, Buffalo, New York 14203 (together with its wholly-owned subsidiaries, "Nano").

     1. Services. Consultant shall consult with Nano's Chief Executive Officer ("CEO") and such other members of senior management of Nano as CEO designates with regard to various transactions in which Nano may be involved, such as product or technology licensing arrangements, research and development sponsorships, mergers, acquisitions, joint ventures and any other transaction reasonably requested and specifically identified in writing by Nano (a "Transaction"). Consultant will advise and assist Nano in the course of its negotiation of any Transaction(s) and, if requested by Nano, will participate directly in such negotiations. The services to be performed by Consultant in accordance with this Agreement are referred to herein as the "Consulting Services."

     2. Term. The term of this Agreement shall continue until March 31, 2010 (the "Initial Term") and shall automatically renew for successive one-year periods (each, a "Renewal Term") unless written notice of non-renewal is given by either party not less than sixty (60) days' prior to the expiration of the Initial Term or any Renewal Term, as applicable. As used herein, "Term" shall mean the period commencing on the date hereof and ending on the date this Agreement terminates in accordance with the provisions of this paragraph or paragraph 3 below.

     3. Termination.

          a. Consultant may terminate this Agreement upon sixty (60) days' prior written notice to Nano.

          b. Nano may terminate this Agreement upon (i) the death or Disability of Consultant or (ii) for Cause. "Disability" shall mean the inability or failure of Consultant to provide Consulting Services for any sixty (60) continuous days or for a total of one hundred-twenty (120) days during any one year period of the Term. "Cause" shall mean Consultant has been found by Nano's Board of Directors (the "Board") to have (i) committed fraud or gross negligence in connection with the Consulting Services or otherwise with respect to the business and affairs of Nano; (ii) engaged in misconduct with respect to the business and affairs of the Company with actual knowledge that such actions violate legal directions and instructions of the Board consistent with this Agreement; or (iii) been found by a court of competent jurisdiction to have committed or plead guilty to an unlawful act whether or not related to the business of Nano if the commission of such act has a material adverse effect either on (a) Consultant's ability to perform the Consulting Services or (b) Nano's reputation and goodwill. Cause shall be found only after Consultant has received notice from the Board, has had an opportunity to


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discuss the issues with the Board and has been given a thirty (30) day period to cure, where cure is feasible

          c. In the event this Agreement is terminated by Nano other than for Disability or Cause, Nano shall continue to make the payments required by paragraphs 4(a), 4(c) and 4(d) below with respect to the balance of the Initial Term or any Renewal Term, as applicable. In the event of termination because of Consultant's death, Nano shall continue to make the payments required by paragraph 4(a) for the lesser of six (6) months or the balance of the Initial Term or any Renewal Term, as applicable.

     4. Compensation and Expenses. In consideration of Consultant's performance of the Consulting Services, Term Consultant shall be entitled to the following:

          a. Nano shall pay Consultant a monthly cash fee of $13,500, payable in quarterly installments.

          b. Nano will reimburse Consultant on a monthly basis for any reasonable and necessary expenses incurred by Consultant in connection with the execution of the Consulting Services, including all travel expenses incurred to and from all work sites, business related meal expenses, administrative expenses, lodging expenses (if work demands overnight stays) and other miscellaneous travel-related expenses (parking and tolls), provided that expenditures in excess of $1,000 must be pre-approved by Nano.

          c. Nano will continue to make all lease payments for the offices at 98 Cuttermill Road, Suite 370, Great Neck, New York 11021 until the expiration of the lease on or about February 28, 2010. During such period, Nano shall provide Consultant with use of such space on a basis substantially equivalent to the use of such space during the period in which Consultant served as Nano's Chairman of the Board.

          d. In the event a Transaction with respect to which Consultant has performed Consulting Services is completed with twelve (12) months following the Term, Nano shall pay Consultant a fee (the "Transaction Fee") equal to (i) 5% of the first $1,000,000 of the consideration paid in such transaction; (ii) 4% of the second $1,000,000 of the consideration paid in such transaction; (iii) 3% of the next $1,000,000 of the consideration paid in such transaction; (iv) 2% of the next $1,000,000 of the consideration paid in such transaction; and (v) 1% of any consideration in excess of $5,000,000. The Transaction Fee shall be paid to Consultant within two (2) business days following the closing of the Transaction, except with respect to any portion of the Transaction consideration that is payable in installments where the Transaction Fee payments shall be made to Consultant at the same time. Notwithstanding the foregoing, Nano shall not be obligated to pay any Transaction Fee with respect to a Transaction completed after the Term if this Agreement was terminated by Nano for Cause.

     5. Confidential Information. Consultant recognizes and acknowledges that the technology, product candidates, development and business plans, etc.("Confidential Information") possessed by Nano or otherwise under Nano's control are valuable property rights


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to be kept confidential and secret, and therefore agrees to keep confidential and not disclose or use (except in connection with the fulfillment of the Consulting Services under this Agreement) any Confidential Information. Confidential Information shall not include information that: (a) is now or subsequently becomes generally available to the public through no wrongful act or omission of Consultant or anyone to whom Consultant disclosed such information; (b) Consultant can demonstrate by its written records to have had rightfully in its possession prior to disclosure to Consultant by Nano; (c) can be demonstrated by Consultant's written records to have been independently developed by the Consultant without use, directly or indirectly, of any Confidential Information; or (d) the Consultant rightfully obtains from a third party who has the right to transfer or disclose it.

     6. Nondisclosure. Except as has been specifically authorized by Nano in writing, Consultant shall not reproduce, use, distribute, disclose or otherwise disseminate the Confidential Information and shall not take any action causing, or fail to take any reasonable action necessary to prevent any Confidential Information disclosed to Consultant to lose its character as Confidential Information. Consultant shall use the Confidential Information solely for the purpose of providing consulting services to Nano under this Agreement. Consultant shall not remove Confidential Information from Nano or the location(s) designated by Nano except as expressly permitted in writing by Nano.

     7. Return of Information. Upon termination of this Agreement or earlier upon request by Nano, Consultant shall promptly deliver to Nano all Confidential Information and all embodiments thereof then in its custody, control or possession.

     8. Representation of Consultant. Consultant hereby represents that there are no binding agreements to which the Consultant is a party or by which Consultant is bound, forbidding or restricting his/her activities herein. In addition, the Consultant consents to being named as a Consultant in various reports, brochures or other documents produced by or on behalf of Nano, including any and all documents filed with the Securities and Exchange Commission.

     9. Ownership of Inventions. In consideration for the compensation paid to Consultant by Nano in paragraph 4, Consultant hereby assigns to Nano all right, title and interest in all inventions which arise from consulting activities for Nano hereunder, and agrees to cooperate fully in the prosecution of any patent application resulting from any such invention, at the expense of Nano, which cooperation shall include executing any necessary documents in connection therewith.

     10. Independent Contractor. Consultant shall be deemed at all times to be an independent contractor and shall be wholly responsible for the manner in which he/she performs the services required of him/her by the terms of this Agreement. Nothing contained in this Agreement shall be construed as creating the relationship of employer and employee between Consultant and Nano.

     11. Liability; Indemnification. Consultant shall not be liable to Nano, or to anyone who may claim any right due to any relationship with Nano, for any acts or omissions in the performance of the Consulting Services, except when said acts or omissions arise from Consultant's willful misconduct or gross negligence. Nano shall indemnify and hold Consultant




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free and harmless from any obligations, costs, claims, judgments, attorneys'
fees, and attachments arising from or in any way connected with the Consulting Services, except when the same shall arise from Consultant's willful misconduct or gross negligence as adjudicated by a court of competent jurisdiction.

     12. Assignment. It is understood and agreed that the services to be performed by the Consultant under this Agreement are personal in character and neither this Agreement nor any duties or obligations hereunder shall be assigned or delegated by Consultant without prior approval by Nano.

     13. Agency. The parties do not intend that any agency, license or partnership relationship be created between them by this Agreement.

     14. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     15. Arbitration. Any dispute relating to this Agreement shall be submitted to and decided by the American Arbitration Association in accordance with the rules of the American Arbitration Association.

     16. Notices. All notices to be given by the parties hereto shall be in writing and served either by personal delivery or by depositing same in the United States mail, postage prepaid, and addressed to the parties as indicated in the beginning of this Agreement.

     17. Severability. If any term or provision of this Agreement shall be found to be illegal or unenforceable by a court of competent jurisdiction, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way.

     18. Survival. The provisions of this Agreement relating to confidentiality, assignment of inventions, and cooperation during patent prosecution shall survive any termination or expiration hereof.

     19. Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matters set forth herein and supersedes any and all prior and contemporaneous agreements, representations, and understandings of the parties, whether written or oral, regarding such matters. This Agreement may not be changed, modified, amended or supplemented except by written instrument signed by both parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and the year first above written.



NANODYNAMICS, INC.                  CONSULTANT

By: /s/ Keith A. Blakely            /s/ Allan Rothstein
    --------------------            ---------------------------
Name:   Keith A. Blakely            Allan Rothstein
Title:  Chief Executive Officer



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